MainStreet Savings Bank, FSB
Deferred Compensation Plan
For Directors and Officers

PREAMBLE

This Plan is an unfunded deferred compensation arrangement for members of the Board of Directors and the Officers of the MainStreet Savings Bank, FSB ("Association"). Pursuant to the Plan, each eligible Director or Officer may elect to defer the receipt of all or a part of the compensation payable by the Association as remuneration for serving as a member of the Board of Directors or as an Officer, upon the terms and conditions set forth below.

PLAN

1.	Eligibility.
Each member of the Association's Board of Directors and each officer of the Association ("Participant") is entitled to participate in the Deferred Compensation Plan for Directors and Officers ("Plan").
2.	Election to Participate.
(a)	On or before June 30 of any year, each Director, nominee for election to Director or Officer is entitled to defer receipt of a portion of the compensation (exclusive of expense reimbursement) otherwise payable beginning July 1 of the following fiscal year (July 1 through June 30) for serving on the Board of Directors or as an Officer of the Association. In this regard, Directors and nominees for Director may elect to defer up to 100% of the compensation otherwise payable for serving on the Board of Directors. Officers of the Association may elect to defer up to 50% of the compensation payable for serving as an Officer of the Association.
(b)	For the fiscal year beginning July 1, 1986, and for any fiscal year in which a Director or Officer is newly elected or appointed, the election under the deferral plan for the remainder of the fiscal year in which the Director or Officer serves shall be made prior to the month in which the initial income to be deferred is earned and payable.
(c)	Each election shall include an election as to the method by which the value of amounts deferred will be measured and distributed in accordance with Section 5 below.
(d)	Any election made shall remain in effect until revoked by a Participant. Any compensation earned after the date of revocation shall no longer be subject to the deferral election. A subsequent election of deferral occurring after revocation will only be effective for compensation earned beginning in the following fiscal year (July 1 through June 30).

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3.	Crediting Deferred Compensation.
Compensation deferred pursuant to Paragraph 2 above shall be held in the general funds of the Association and shall be credited by the Association to a book reserve account established for such purpose for each Participant electing a deferral. Deferred amounts will be credited as of the last day of the month in which such amounts would otherwise have been paid. Notwithstanding the foregoing, the Association shall not be obligated to set aside or otherwise segregate assets for the purpose of crediting the book reserve accounts or funding the Plan.
4.	Crediting Interest to Book Reserve Account.
On the last day of each fiscal quarter, the book reserve account for each Participant shall be adjusted upward by an Interest Factor. To calculate the Interest Factor, the amount credited to the book reserve account as of the beginning of the fiscal quarter shall be multiplied by one-quarter of the interest rate on the higher of any two year (24 month) certificate of deposit offered to the public by the Association as of the last day of the fiscal quarter ("Interest Factor"). The Interest Factor shall not be applied to amounts credited during the fiscal quarter.
By way of example only, if a Participant had $1,000 credited to the book reserve account at the beginning of the fiscal quarter and the 24 month certificate of deposit interest rate as of the end of the quarter was ten percent (10%), a total of $25 would be credited to the Participant's account as of the end of the fiscal quarter ($1,000 x 1/4 x 10% = $25). Although the Participant may have had other amounts credited to the book reserve account during the fiscal quarter, the Interest Factor would not be applied to those amounts until the end of the following fiscal quarter.
5.	Payment of Deferred Compensation.
The deferred compensation pursuant to this Plan shall be paid as follows:
(a)	The value of a Participant's book reserve account shall be paid in a lump sum, or in annual installments over any period not exceeding ten years, as elected by the Participant at the time the Participant elects to defer the receipt of compensation. In the absence of an election by the Participant, payments shall be made in five (5) annual installments.
(b)	The distribution in a lump sum, or the initial annual installment, shall be made on July 31 immediately following the date that (i) the Participant ceases to serve as a member of the Board of Directors or as an Officer of the Association or (ii) the Participant turns age 65, whichever occurs last. The distribution shall be valued as of the preceding June 30, after the adjustments set forth in Paragraph 4. If annual installments are to be made, the amount of the first installment shall be a fraction of the value of the Participant's book reserve account as of the preceding June 30, the numerator of which is one and the denominator of which is the total number of installments to be made. Subsequent installments shall be made each July 31. The amount of such subsequent installment shall be a fraction of the value of the

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Participant's book reserve account as of the June 30 preceding the payment (after the adjustment set forth in Paragraph 4, such adjustment to be applied to the value of the account after payment of the annual installment), the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.
(c)	If a Participant dies while serving as a Director or Officer, or thereafter, before receiving the entire value of his book reserve account, the unpaid value of such account shall be paid in a single lump sum on January 2 immediately following the Participant's death to the party determined under Paragraph 6.
(d)	At the written request of a Participant, or his beneficiary if payments are due to such beneficiary, the Compensation and Benefits Committee, in its sole discretion, may authorize payment of all or a part of a Participant's book reserve account prior to his termination of service as a Director or Officer or may accelerate payment of any installments upon a demonstration of an unforeseeable financial hardship of the Participant or the beneficiary. For purposes of this provision, an unforeseeable financial hardship shall mean an emergency need for funds resulting from extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. Distributions because of an unforeseeable financial hardship shall be permitted only to the extent reasonably necessary to satisfy the emergency. The Compensation and Benefits Committee may adopt uniform rules for purposes of administering this provision.
6.	Designation of Beneficiary.
A Participant may from time to time designate primary and successor beneficiaries by an executed document delivered to the Secretary of the Association. If no such written beneficiary designation is in existence, or if the designated beneficiaries shall have predeceased the Participant, any payment hereunder shall be made to the Personal Representative of the Participant.
7.	Administration of Plan.
The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors. The Committee shall have the power and authority to interpret the provisions hereof, and such interpretation and construction shall be binding on all persons. The Committee shall be responsible for the proper valuation of the book reserve accounts, the amount of payments hereunder, and the method, time and proper recipient of such payments. A Participant who is a member of the Committee and who is a participant in the Plan shall not participate in any decision by the Committee which directly affects such Participant's account or participation in the Plan.
8.	No Fiduciary Relationship.
Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall be construed as creating a trust of any kind, an escrow arrangement of any kind, or fiduciary relationship between the Association and a Participant or the Participant's beneficiary. A

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Participant or his beneficiary shall have no greater rights with respect to this Plan than those of a general unsecured creditor of the Association.
9.	Other Benefits and Remuneration.
Nothing contained in this Plan shall be deemed to exclude any Participant from any compensation, insurance or other benefit to which he may now be, or hereafter become, entitled to as a Director or Officer of the Association.
10.	No Assignment of Deferred Compensation.
The right to receive deferred compensation under this Plan may not be sold, assigned, transferred, pledged or encumbered by the Participant, the Participant's beneficiary or any other person.
11.	Amendment.
The Association reserves the right to amend this Plan at any time; provided, however, that no amendment to this Plan shall in any manner cause a forfeiture of amounts credited to a book reserve account for a Participant at the time of amendment.
12.	Termination.
The Association reserves the right to terminate this Plan at any time; provided, however, that the termination shall be prospective only, and termination of this Plan shall in no manner cause a forfeiture of amounts credited to a book reserve account for a Participant at the time of termination. Termination of the Plan shall in no way accelerate payment of compensation under the Plan and distribution of compensation shall be as in the manner set forth under the Plan.
13.	Governing Law.
This Plan shall be construed in accordance with the laws of the State of Michigan.

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MainStreet Savings Bank, FSB
Deferred Compensation Plan
For Directors and Officers

Notice of Election to Defer Compensation

To:	Secretary MainStreet Savings Bank, FSB

In accordance with the provisions of the MainStreet Savings Bank, FSB Deferred Compensation Plan for Directors and Officers, I hereby elect to defer future compensation (excluding expense reimbursement) otherwise payable to me for services as a Director or Officer of the MainStreet Savings Bank, FSB Such election shall continue to be effective until I file a further Notice of Election revoking this action, or modifying in any manner the elections set forth below.

I.	Amount of Deferral (Complete one)
(a)	$ (amount per year)
(b)	% (percentage per year)

II.	Method of Payment (Complete one)
(a)	$ A single lump-sum cash payment.
(b)	In annual installments for a period of years
(not more than ten years).

This election is subject to all the terms and conditions of the above referenced Plan, which I have read and understand. I reserve the right to revoke this action, or to modify any election set forth hereinabove, pursuant to the Plan.

Dated:
Signature of Director or Officer

RECEIVED on the            day of

                                 , 20           , on behalf of

MAINSTREET SAVINGS BANK, FSB
By

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MainStreet Savings Bank, FSB
Deferred Compensation Plan
For Directors and Officers

Designation of Beneficiary

Pursuant to the MainStreet Savings Bank, FSB Deferred Compensation Plan for Directors and Officers, of which this is a part, the undersigned hereby designates as beneficiary of any payment(s) that may be made after the undersigned's death, the individuals or entities specified below:

If more than one designee is named above, payments shall be made to each in equal shares, and to the survivor of them, unless otherwise expressly indicated.

If the above designees are deceased (or not in existence), then any payments that maybe made after the undersigned's death, and the death or absence of the above named designees, shall be made to the following individuals or entities.

If more than one designee is named immediately hereinabove as successor beneficiaries, payments shall be made to each in equal shares, and to the survivor of them, unless otherwise expressly indicated.

The undersigned reserves the right to revoke or modify this Designation of Beneficiary at any time.

Dated:
Signature of Director or Officer

WITNESSES:

RECEIVED on the            day of

                                 , 20           , on behalf of

MAINSTREET SAVINGS BANK, FSB
By